CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 21, 2005, relating to the financial statements and financial highlights which appears in the October 31, 2005 Annual Reports to Shareholders of Acadian Emerging Markets Portfolio, FMA Small Company Portfolio, ICM Small Company Portfolio, McKee International Equity Portfolio, Rice Hall James Micro Cap Portfolio, Rice Hall James Mid Cap Portfolio, Rice Hall James Small/Mid Cap Portfolio, TS&W Equity Portfolio, TS&W Fixed Income Portfolio, TS&W International Equity Portfolio and United Association S&P 500 Index Fund which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.




PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 28, 2006